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Western Reserve Bancorp, Inc.
Exhibit 11--Earnings per Share

                                                   Three months ended Sept. 30,       Nine months ended Sept. 30,
                                                    2003               2002             2003             2002
                                               ----------------   ---------------   --------------   --------------
Numerator:
     Net income                                       $ 57,067          $171,957        $ 286,645         $406,540


Denominator:
     Denominator for basic earnings per
         share--weighted-average shares                388,052           388,052          388,052          388,052

     Effect of dilutive securities:
         Nonqualified stock options                      9,291             6,662            9,291            7,231

                                               ----------------   ---------------   --------------   --------------
     Denominator for diluted earnings
         per share                                     397,343           394,714          397,343          395,283
                                               ================   ===============   ==============   ==============


Basic earnings per share                                $ 0.15            $ 0.44           $ 0.74           $ 1.05
                                               ================   ===============   ==============   ==============

Diluted earnings per share                              $ 0.14            $ 0.44           $ 0.72           $ 1.03
                                               ================   ===============   ==============   ==============
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